Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Aberdeen Investment Funds:

We consent to the use of our report dated December 27, 2019, with respect to the financial statements of the Aberdeen Investment Funds, comprised of Aberdeen Select International Equity Fund, Aberdeen Global Equity Impact Fund, Aberdeen Total Return Bond Fund, and Aberdeen Global High Income Fund as of October 31, 2019, incorporated herein by reference, and to the references of our firm under the heading “Financial Highlights” in the Prospectus and in the introduction to and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 28, 2020